Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1) and related prospectus of Innoviz Technologies Ltd. for the registration of its ordinary shares and warrants and to the incorporation by reference therein of our report dated April 21, 2021, with respect to the consolidated financial statements of Innoviz Technologies Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
July 27, 2021	Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global